Exhibit 99.1

Media and Investor Contact: Larry P. Kromidas

618-258-3206

  News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105-3443

FOR IMMEDIATE RELEASE

OLIN UPDATES THIRD QUARTER EARNINGS OUTLOOK

CLAYTON, MO, October 4, 2005 -- Olin Corporation (NYSE: OLN) announced today that its third quarter 2005 earnings are currently estimated to be in the $0.43 per diluted share range compared to the previous forecast of earnings in the $0.40 per diluted share range. Third quarter earnings are projected to be higher than previous expectations because of a $15.0 million pretax gain primarily associated with the recovery of environmental expenses incurred and expensed in prior periods, partially offset by increased legal related costs and lower than expected earnings in the Company's operations.

The lower Chlor Alkali earnings reflect the continuing impact of reduced operating rates at our McIntosh, Alabama facility and SunBelt joint venture due to the effect on customers and transportation of Hurricanes Dennis, Katrina, and Rita. Olin's Alabama Chlor Alkali facilities did not sustain damage during the storms, but experienced precautionary shutdowns and outages due to the lack of transportation capability. The Metals and Winchester operations are both experiencing increased costs which reflect the impact of higher energy, commodity, and maintenance costs associated with planned plant outages. In addition, the Metals business has been negatively impacted by hydrogen unavailability due to Hurricane Katrina.

Olin plans to hold its regular quarterly earnings conference call at 11:00 a.m. Eastern Time on October 28.

Olin Corporation is a manufacturer concentrated in three business segments: Metals, Chlor Alkali Products and Winchester. Metals products include copper and copper alloy sheet, strip, foil, rod, welded tube, fabricated parts and stainless steel strip and aluminum strip. Chlor Alkali Products manufactures chlorine and caustic soda, sodium hydrosulfite, hydrochloric acid, hydrogen, potassium hydroxide and bleach products. Winchester products include sporting ammunition, canister powder, reloading components, small caliber military ammunition and industrial cartridges.

FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words "anticipate," "intend," "may," "expect," "believe," "should," "plan," "project," "estimate," and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Relative to the dividend, the payment of cash dividends is subject to the discretion of our Board of Directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our Board of Directors. In the future, our Board of Directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2004, include, but are not limited to, the following:

  sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as automotive, electronics, coinage, telecommunications, ammunition, housing, vinyls and pulp and paper;
  extraordinary events, such as terrorist attacks or war with one or more countries;
  economic and industry downturns that result in diminished product demand and excess manufacturing capacity in any of our segments and that, in many cases, result in lower selling prices and profits;
  the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;
  an increase in our indebtedness or higher-than-expected interest rates, affecting our ability to generate sufficient cash flow for debt service;
  effects of competition, including the migration by United States customers to low-cost foreign locations;
  costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;
  unexpected litigation outcomes or the impact of changes in laws and regulations;
  higher-than-expected raw material and utility or transportation and/or logistics costs;
  the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of production hazards;
  unexpected additional taxes and related interest as the result of pending income tax audits and unresolved income tax issues; and
  the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

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